Trupanion Announces Senior Leadership Promotions

•	Ian Moffat promoted to Chief Operating Officer

•	Margi Tooth promoted to Chief Marketing Officer
Seattle, WA - November 9, 2015 - Trupanion, Inc. (NYSE: TRUP) a fast growing direct-to-consumer, monthly subscription business that provides medical plans for cats and dogs, announced today the promotions of Ian Moffat to the position of Chief Operating Officer and Margi Tooth to the position of Chief Marketing Officer.
Commenting on the appointments, Trupanion CEO, Darryl Rawlings said: “At Trupanion, we seek leaders who have developed a deep knowledge of not only Trupanion, but also of the broader animal health category, including the needs of pet owners and veterinarians. For this reason, we are champions of promoting from within, as demonstrated by these promotions. Both Ian and Margi have proven their capabilities in running their departments efficiently and innovatively.”
Ian Moffat - Chief Operating Officer
Ian Moffat joined Trupanion in 2012 as the Vice President of Operations then worked his way up to Senior Vice President of Operations. Ian previously worked at Allianz Insurance, the leading pet insurance brand in the United Kingdom.
“We have a long history of attracting high-quality talent from the UK, where pet insurance has a 25% penetration rate versus the 1% rate here in the U.S. and Canada. Ian brought a lot of experience and, since joining Trupanion, has built a strong, high performing team. He has proven himself as an effective leader. In effect, Ian has been acting as our primary operations person for some time, having gradually taken on increasing levels of responsibility,” Rawlings said.
As Chief Operating Officer, Ian will continue to maintain strategic and operational responsibility for Trupanion’s United States and Canada operations including the Contact Center, Claims Department, Customer Service and Sales divisions. Ian will also be primarily responsible for Trupanion Express, Trupanion’s game-changing software for veterinary hospitals that eliminates paperwork and the reimbursement model.
Margi Tooth - Chief Marketing Officer
Margi Tooth joined Trupanion in 2013 as the Vice President of Digital Marketing. Following her exceptional performance and leadership in that role, she was promoted to Head of Marketing. Prior to Trupanion, Margi acted as the Marketing Manager of Ecommerce and Brand Strategy at Allianz Insurance.
“Since joining our team in 2013, Margi has risen to every challenge and distinguished herself. In June, Margi took over as our acting Chief Marketing Officer on an interim basis. As we recently announced, our membership subscriptions increased dramatically during the third quarter and Margi was a big part of that success. I’m thrilled with the performance of the Marketing Team under Margi’s direction and leadership. As with Ian, this was simply another situation where the change in title has already been earned and I’m excited about the future of our marketing efforts under Margi’s leadership,” Rawlings added.
As Chief Marketing Officer, Tooth will lead the organization’s overall marketing and brand building efforts in addition to channel marketing and business development initiatives.
About Trupanion
Founded in 2000, Trupanion is an industry-leading, direct-to-consumer, monthly subscription business that provides medical plans for cats and dogs in the United States, Canada and Puerto Rico through its affiliated entities. With over 275,000 total enrolled pets (as of November 3, 2015), Trupanion is one of the largest pet medical insurance companies in North America with the mission to help the pets we all love receive the best veterinary care.

Trupanion offers a simple, fair and comprehensive pet medical plan that pays 90% of covered veterinary costs for pets' illness and injury claims. Trupanion's shares are traded on the New York Stock Exchange under the ticker symbol TRUP. The company is headquartered in Seattle, WA and can be found online at Trupanion.com.

Contacts:

Investors:
Laura Bainbridge, Addo Communications
310.829.5400
InvestorRelations@trupanion.com

Media:
Britta Gidican, Trupanion Director of Public Relations
206.607.1930
MediaRelations@trupanion.com